Exhibit 99.1
Contacts:
Richard Szymanski
Morgans Hotel Group Co.
212.277.4188
Neil Maitland
The Abernathy MacGregor Group
212.371.5999
MORGANS HOTEL GROUP REPORTS THIRD QUARTER 2011 RESULTS
NEW YORK, NY — November 7, 2011 — Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG” or the “Company”) today reported financial results for the quarter ended September 30, 2011.
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Adjusted EBITDA was $4.9 million in the third quarter of 2011. Excluding the impact of asset sales, assets held for sale and Hard Rock, Adjusted EBITDA increased by $1.0 million from the comparable period in 2010.

•
Revenue per available room (“RevPAR”) for System-Wide Comparable Hotels increased by 9.3%, or 8.4% in constant dollars, in the third quarter of 2011 from the comparable period in 2010, driven primarily by a 6.3% increase in average daily rate (“ADR”) (5.4% in constant dollars).

•	Excluding the impact of Hurricane Irene, EBITDA from Owned Comparable Hotels increased by 15.3% in the third quarter of 2011 as compared to the same period in 2010, driven by an 8.8% RevPAR increase.
•	Excluding the impact of Hurricane Irene, operating margins at Comparable Owned Hotels increased by 190 basis points.
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In August 2011, the Company entered into a hotel management and residential licensing agreement for a 310-room Mondrian-branded hotel, to be the lifestyle hotel destination in the 1,000 acre destination resort metropolis, Baha Mar Resort, in Nassau, The Bahamas.

•
During the quarter, the Company transformed its balance sheet by adding liquidity through a new $100 million credit line, reducing its debt, and eliminating all near-term consolidated maturities. The Company has retired approximately $240 million of debt in 2011, has no consolidated debt maturities until 2014, and has pro forma liquidity, assuming the completion of the sale of the London joint venture, of approximately $163 million.

•
In October 2011, the Company and Walton Street, the 50/50 partners in the joint venture that owns the Sanderson and St Martins Lane hotels, entered into an agreement to sell the joint venture for £192 million, or approximately $308 million based on today’s exchange rate. The Company expects to receive net proceeds of approximately $70 million on closing of the transaction, which is expected to occur in the fourth quarter of 2011.

Michael Gross, CEO of the Company, said: “Our hotels continued to perform well in the quarter and we made significant progress in positioning the company for growth. We have further reduced our leverage, eliminated all near-term consolidated debt maturities and improved our liquidity position. We are now focused on enhancing our status as a global leader in lifestyle hospitality management. We are excited about the opportunity to add more contracts and expand our Hudson, Mondrian and Delano brands around the world.”

Third Quarter 2011 Operating Results
Adjusted EBITDA for the third quarter of 2011 was $4.9 million, a decrease of 56.1% from the same period in 2010. Excluding the EBITDA contribution from the three hotels MHG sold in May 2011, EBITDA from the London hotels, which are held for sale, and from Hard Rock Hotel & Casino in Las Vegas, which the Company managed and partially owned until March 2011, Adjusted EBITDA increased by $1.0 million from the third quarter of 2010, or 56.5%. This increase was due to strong operating results at Delano and the strong ramp-up at our new Mondrian hotel in New York’s SoHo neighborhood.
RevPAR at System-Wide Comparable Hotels increased by 9.3% (8.4% in constant dollars) in the third quarter of 2011 compared to the third quarter of 2010, driven primarily by gains in ADR, which increased by 6.3% (5.4% in constant dollars).
Results were led by MHG’s South Beach hotels, which continue to benefit from both strong domestic and international travel. At MHG’s key EBITDA contributors, Delano’s RevPAR increased by 18.3% and Hudson’s RevPAR increased 4.0% (6.0% excluding the impact of cancellations due to Hurricane Irene). Mondrian SoHo, our newest hotel in New York City, posted an occupancy rate of 79.5% during the three months ended September 30, 2011 and ADR of $298.95.
Primarily as a result of the sale in May 2011 of Mondrian Los Angeles, Royalton and Morgans, MHG recorded a decrease of 18.6% in total hotel revenues during the third quarter of 2011 as compared to the same period in 2010. At MHG’s Comparable Owned Hotels, which includes Hudson, Delano and Clift, RevPAR increased 7.7% in the three months ended September 30, 2011 as compared to the same period in 2010.
The Company also recorded decreases in total operating expenses and depreciation and amortization expense during the third quarter of 2011 as a result of the May 2011 sale of these three hotels. MHG continues to manage these hotels pursuant to long-term management agreements, and as a result, the gains on sales are deferred and recognized over the initial term of the respective management agreements. During the three months ended September 30, 2011, the Company recorded $1.1 million of this gain as income.
Operating margins at Comparable Owned Hotels increased by 80 basis points in the third quarter of 2011 compared to the same period last year. Excluding the impact of cancellations and direct costs due to Hurricane Irene, operating margins at Comparable Owned Hotels increased by 190 basis points in the third quarter of 2011 compared to the same period last year. The margin expansion was driven by increases in ADR which accounted for virtually all of the RevPAR growth at the Company’s Comparable Owned Hotels. Operating margins at Comparable Owned Hotels were also adversely affected by higher real estate taxes at Hudson, which are currently under appeal.
Based on the uncertain economic environment and the upcoming joint venture debt maturity in October 2012, the Company wrote down its investment in Ames Boston in September 2011 and recorded a $10.6 million non-cash impairment charge through equity in loss of unconsolidated joint ventures.
MHG recorded a net loss of $24.8 million in the third quarter of 2011 compared to a net loss of $37.1 million in the third quarter of 2010 primarily due to decreases in other non-operating expenses related to the non-cash charge for the change in the fair value of warrants issued to Yucaipa in 2010.

Balance Sheet and Liquidity
During the third quarter, MHG transformed its balance sheet by increasing liquidity, reducing debt and eliminating near-term maturities. During 2011, the Company has reduced its consolidated debt by approximately $240 million.
In July 2011, the Company entered into a new $100 million senior secured revolving credit facility with additional borrowing capacity up to $110 million. The facility’s interest rate is LIBOR plus 4.0%, subject to a LIBOR floor of 1.0%. The facility matures in three years and is secured by Delano in South Beach. The credit facility contains standard financial covenants, including a minimum fixed charge coverage ratio of 1.05x in the first year and 1.10x thereafter.
In August 2011, MHG refinanced the Hudson mortgage and mezzanine debt of $227.7 million, which was scheduled to mature in October 2011. The Company retired the mortgage and mezzanine debt with net proceeds of a new $135.0 million non-recourse mortgage loan agreement secured by Hudson, along with cash on hand and in escrow. Under the terms of the new Hudson mortgage agreement, $115.0 million was drawn at closing with the remaining $20.0 million available to be drawn based on the hotel achieving certain levels of cash flow.
In October 2011, the Company as operator and 50% owner of the London joint venture that owns Sanderson and St Martins Lane announced that the joint venture partners have entered into a definitive agreement to sell their interests in the Sanderson and St Martins Lane hotels for £192 million, or approximately $308 million based on today’s exchange rate. The sales price for the two hotels represents a value of approximately £542,000, or $870,000, per room. MHG will continue to operate the hotels under long-term management agreements. The terms of the management agreements, including extension options, have been extended to 2041 from 2027. The joint venture partners will use the sales proceeds, along with cash in escrow, to retire the approximately £99.5 million of outstanding mortgage debt, which is secured by the two hotels. MHG’s 50% portion of the net proceeds, after the repayment of debt and closing costs, is expected to be approximately $70 million.
The Company also sold its investment in Mondrian Los Angeles’ food and beverage business to an affiliate of Pebblebrook, the owner of Mondrian Los Angeles, for $2.5 million during the third quarter of 2011.
As a result of the Hudson refinancing, MHG’s total consolidated debt at September 30, 2011, excluding the Clift lease, was $346.8 million with a weighted average interest rate of 4.3%. At September 30, 2011, MHG had $12.8 million of cash and cash equivalents and $80 million available under the revolving credit facility, after $10.0 million of borrowings and $10.0 million of letters of credit against the facility. As of September 30, 2011, total restricted cash was $7.1 million.
MHG’s total pro forma liquidity as of September 30, 2011, giving effect to the closing of the sale of the joint venture that owns the London hotels as if it had closed on September 30, 2011, would have been approximately $162.8 million.
MHG currently has approximately $170 million of remaining tax net operating loss carry forwards to offset future income, including gains on future asset sales.

Development Activity
In August, MHG entered into a hotel management and residential licensing agreement for a 310-room Mondrian-branded hotel, to be the lifestyle hotel destination in the 1,000 acre destination resort metropolis, Baha Mar Resort, in Nassau, The Bahamas. This hotel is expected to represent the fifth Mondrian hotel in the expansion of the Company’s iconic brand. Upon completion and opening of the hotel, MHG will operate Mondrian at Baha Mar pursuant to a 20-year management agreement. The hotel is scheduled to open in late 2014. MHG is required to fund approximately $10 million of key money just prior to and at opening of the hotel. As of September 30, 2011, the Company has outstanding a $10 million standby letter of credit related to this obligation.
At its owned hotels, MHG intends to spend approximately $8 to $10 million on projects at Delano, and $18 to $20 million at Hudson, all of which are expected to have positive EBITDA impacts. At Delano, MHG plans to upgrade Delano’s exclusive bungalows and suites, improve the public areas, including the pool, restaurant and bar space, and create additional meeting space. This work was begun in the third quarter of 2011 and will continue into early 2012. At Hudson, the Company intends to convert a minimum of 23 SRO units into guest rooms at a cost of approximately $130,000 per room, significantly below recent trading prices of hotel rooms in New York City. Additionally, MHG plans to upgrade the Hudson room product with new furnishings, lighting and technology, and a complete corridor renovation. The Company anticipates the renovation work will commence during New York’s seasonally slow first quarter of 2012 continuing through mid-year.
2011 Outlook
MHG’s outlook is based on trends in its markets, although various factors, including uncertainty in the economy and volatility in travel and weather patterns, could result in changes to this outlook.
MHG expects that the RevPAR increase at System-Wide Comparable Hotels for 2011 compared to 2010 should be 8% to 10%, above our previous range of 7% to 9%. MHG is confident in its ability to generate strong flow-through to EBITDA, although the Company is not providing further detail on projected EBITDA at this time, given the transitional nature of this year and multiple moving parts as it moves toward a brand and management focused business model.
Conference Call
MHG will host a conference call to discuss the third quarter financial results today at 5:00 PM Eastern time.
The call will be webcast live over the Internet at 5:00 PM Eastern time and can be accessed at www.morganshotelgroup.com under the About Us, Investor Overview section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.
The call can also be accessed live over the phone by dialing (888) 802-8577 or (973) 935-8754 for international callers; the conference ID is 19681217. A replay of the call will be available three hours after the call and can be accessed by dialing (855) 859-2056 or (404) 537-3406 for international callers; the conference ID is 19681217. The replay will be available from November 8, 2011 through November 14, 2011.

Definitions
“Owned Comparable Hotels” includes all wholly-owned hotels operated by MHG except for hotels under major renovation during the current or the prior year, development projects and discontinued operations. Owned Comparable Hotels for the three and nine months ended September 30, 2011 and 2010 includes Hudson in New York, Delano in South Beach and Clift in San Francisco.
“System-Wide Comparable Hotels” includes all hotels operated by MHG except for hotels added or under major renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the three and nine months ended September 30, 2011 and 2010 excludes the Hard Rock Hotel & Casino in Las Vegas (“Hard Rock”), which MHG no longer manages effective March 1, 2011, Mondrian Scottsdale, which effective March 16, 2010 was no longer owned or managed by MHG, Mondrian SoHo, which opened in February 2011, the San Juan Water and Beach Club, which was no longer managed by MHG effective July 13, 2011, and Hotel Las Palapas, which is a non-MHG branded hotels.
“Adjusted EBITDA” is adjusted earnings before interest, taxes, depreciation and amortization as further defined below.
About Morgans Hotel Group
Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Morgans, Royalton and Hudson in New York, Delano and Shore Club in South Beach, Mondrian in Los Angeles, South Beach and New York, Clift in San Francisco, Ames in Boston, Sanderson and St Martins Lane in London, and a hotel in Playa del Carmen, Mexico. Morgans also owns, or has ownership interests in, several of these hotels. Morgans Hotel Group has other property transactions in various stages of completion including a Delano in Cabo San Lucas, Mexico, a Delano in Turkey, a Mondrian in Doha, Qatar, and a Mondrian in Nassau, The Bahamas, and a hotel in New York to be branded with one of MHG’s existing brands. For more information please visit www.morganshotelgroup.com.
Forward-Looking and Cautionary Statements
This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs and prediction of certain future other events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate” “believe,” “project,” or other similar words or expressions. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results or other future events to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; continued tightness in the global credit markets; general volatility of the capital markets and our ability to access the capital markets; our ability to refinance our current outstanding debt and to repay outstanding debt as such debt matures; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, such as earthquakes, volcanoes and hurricanes; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; and other risk factors discussed in Morgans’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and other documents filed by Morgans with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and Morgans assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Income Statements
(In thousands, except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010

Revenues:
Rooms	$26,432	$35,100	$90,951	$99,443
Food & beverage	15,575	16,017	49,216	51,062
Other hotel	1,271	2,077	5,020	6,730

Total hotel revenues	43,278	53,194	145,187	157,235
Management and other fees	3,408	4,547	10,112	14,079

Total revenues	46,686	57,741	155,299	171,314

Operating Costs and Expenses:
Rooms	8,263	11,061	29,122	31,377
Food & beverage	13,664	14,426	41,901	42,526
Other departmental	870	1,322	3,117	3,834
Hotel selling, general and administrative	9,951	12,275	33,301	35,523
Property taxes, insurance and other	4,247	3,650	12,136	12,461

Total hotel operating expenses	36,995	42,734	119,577	125,721
Corporate expenses:
Stock based compensation	1,366	2,304	7,384	8,892
Other	5,671	5,741	18,536	18,378
Depreciation and amortization	4,833	8,173	17,405	23,529
Restructuring, development and disposal costs	2,125	1,064	10,518	2,930
Impairment loss on receivables from unconsolidated joint venture	—	5,499	—	5,499

Total operating costs and expenses	50,990	65,515	173,420	184,949
Operating loss	(4,304)	(7,774)	(18,121)	(13,635)

Interest expense, net	8,775	8,319	27,783	33,058
Equity in loss of unconsolidated joint ventures	12,794	1,435	23,187	9,437
Gain on asset sales	(1,101)	—	(1,721)	—
Other non-operating expense	616	20,299	2,885	35,491

Pre tax loss	(25,388)	(37,827)	(70,255)	(91,621)
Income tax expense	230	420	523	994

Net loss from continuing operations	(25,618)	(38,247)	(70,778)	(92,615)

(Loss) Income from discontinued operations, net of tax	—	(281)	485	16,474

Net loss	(25,618)	(38,528)	(70,293)	(76,141)

Net loss attributable to noncontrolling interest	799	1,451	2,007	2,033

Net loss attributable to Morgans Hotel Group Co.	$(24,819)	$(37,077)	$(68,286)	$(74,108)

Preferred stock dividends and accretion	(2,285)	(2,164)	(6,701)	(6,357)

Net loss attributable to common stockholders	$(27,104)	$(39,241)	$(74,987)	$(80,465)

(Loss) income per share:
Basic and diluted from continuing operations	$(0.89)	$(1.29)	$(2.41)	$(3.18)
Basic and diluted from discontinued operations	$—	$(0.01)	$0.02	$0.54
Basic and diluted attributable to common stockholders	$(0.89)	$(1.30)	$(2.39)	$(2.64)

Weighted average common shares outstanding — basic and diluted	30,617	30,162	31,359	30,470

Selected Hotel Operating Statistics (1)

	(In Actual Dollars)			(In Constant Dollars, if different)			(In Actual Dollars)			(In Constant Dollars, if different)
	Three Months			Three Months			Nine Months			Nine Months
	Ended Sept. 30,		%	Ended Sept. 30,		%	Ended Sept. 30,		%	Ended Sept. 30,		%
	2011	2010	Change	2011	2010	Change	2011	2010	Change	2011	2010	Change
Hudson
Occupancy	92.9%	92.0%	1.0%				88.1%	87.8%	0.3%
ADR	$221.96	$215.49	3.0%				$205.78	$198.92	3.4%
RevPAR	$206.20	$198.25	4.0%				$181.29	$174.65	3.8%
Delano
Occupancy	58.9%	55.0%	7.1%				66.8%	60.1%	11.1%
ADR	$380.65	$344.50	10.5%				$481.43	$483.26	-0.4%
RevPAR	$224.20	$189.48	18.3%				$321.60	$290.44	10.7%
Clift
Occupancy	89.2%	92.6%	-3.7%				80.1%	75.5%	6.1%
ADR	$216.41	$188.18	15.0%				$216.36	$190.01	13.9%
RevPAR	$193.04	$174.25	10.8%				$173.30	$143.46	20.8%

Total Owned Comparable Hotels
Occupancy	87.2%	87.0%	0.2%				83.1%	80.7%	3.0%
ADR	$235.30	$219.08	7.4%				$239.23	$226.12	5.8%
RevPAR	$205.18	$190.60	7.7%				$198.80	$182.48	8.9%

St. Martins Lane (2)
Occupancy	83.3%	77.7%	7.2%	83.3%	77.7%	7.2%	73.9%	75.6%	-2.2%	73.9%	75.6%	-2.2%
ADR	$382.44	$373.15	2.5%	$383.18	$388.72	-1.4%	$384.09	$348.30	10.3%	$384.09	$366.49	4.8%
RevPAR	$318.57	$289.94	9.9%	$319.19	$302.04	5.7%	$283.84	$263.31	7.8%	$283.84	$277.07	2.4%

Sanderson (2)
Occupancy	76.9%	81.9%	-6.1%	76.9%	81.9%	-6.1%	74.5%	75.9%	-1.8%	74.5%	75.9%	-1.8%
ADR	$433.81	$438.94	-1.2%	$434.65	$457.27	-4.9%	$437.41	$403.21	8.5%	$437.41	$424.27	3.1%
RevPAR	$333.60	$359.49	-7.2%	$334.25	$374.50	-10.7%	$325.87	$306.04	6.5%	$325.87	$322.02	1.2%

Shore Club
Occupancy	56.6%	44.6%	26.9%				62.0%	55.2%	12.3%
ADR	$225.43	$209.44	7.6%				$287.42	$286.64	0.3%
RevPAR	$127.59	$93.41	36.6%				$178.20	$158.23	12.6%

Mondrian South Beach
Occupancy	62.8%	56.5%	11.2%				65.8%	57.1%	15.2%
ADR	$189.37	$165.32	14.5%				$244.90	$231.25	5.9%
RevPAR	$118.92	$93.41	27.3%				$161.14	$132.04	22.0%

Ames
Occupancy	80.3%	80.7%	-0.5%				73.6%	66.9%	10.0%
ADR	$244.28	$227.37	7.4%				$221.75	$212.94	4.1%
RevPAR	$196.16	$183.49	6.9%				$163.21	$142.46	14.6%

Morgans (3)
Occupancy	85.7%	88.8%	-3.5%				85.8%	90.0%	-4.7%
ADR	$276.54	$259.10	6.7%				$263.38	$242.29	8.7%
RevPAR	$236.99	$230.08	3.0%				$225.98	$218.06	3.6%

Royalton (3)
Occupancy	86.7%	85.9%	0.9%				86.3%	88.6%	-2.6%
ADR	$290.18	$288.16	0.7%				$282.73	$269.24	5.0%
RevPAR	$251.59	$247.53	1.6%				$244.00	$238.55	2.3%

Mondrian LA (3)
Occupancy	80.8%	78.5%	2.9%				79.1%	71.9%	10.0%
ADR	$297.43	$254.23	17.0%				$280.74	$260.66	7.7%
RevPAR	$240.32	$199.57	20.4%				$222.07	$187.41	18.5%

System-wide Comparable Hotels
Occupancy	80.2%	78.0%	2.8%	80.2%	78.0%	2.8%	77.8%	74.8%	4.0%	77.8%	74.8%	4.0%
ADR	$261.83	$246.41	6.3%	$261.93	$248.45	5.4%	$269.20	$254.47	5.8%	$269.20	$256.81	4.8%
RevPAR	$209.99	$192.20	9.3%	$210.07	$193.79	8.4%	$209.44	$190.34	10.0%	$209.44	$192.09	9.0%

Mondrian SoHo (4)
Occupancy	79.5%	—	n/m				78.2%	—	n/m
ADR	$298.95	$—	n/m				$291.25	$—	n/m
RevPAR	$237.67	$—	n/m				$227.76	$—	n/m

Hotel Las Palapas (5)
Occupancy	45.0%	47.2%	-4.7%	45.0%	47.2%	-4.7%	63.7%	57.6%	10.6%	63.7%	57.6%	10.6%
ADR	$77.33	$115.91	-33.3%	$78.94	$123.47	-36.1%	$84.06	$139.07	-39.6%	$84.06	$147.11	-42.9%
RevPAR	$34.80	$54.71	-36.4%	$35.52	$58.28	-39.0%	$53.55	$80.10	-33.2%	$53.55	$84.74	-36.8%

Hard Rock (6)
Occupancy	—	81.3%	-100.0%				80.7%	80.2%	0.6%
ADR	$—	$126.02	-100.0%				$128.31	$128.81	-0.4%
RevPAR	$—	$102.45	-100.0%				$103.55	$103.31	0.2%

(1)	Not included in the above table are discontinued operations and San Juan Water and Beach Club, which the Company ceased managing effective July 13, 2011.

(2)
In October 2011, MHG and Walton Street, each 50/50 joint venture partners, entered into a definitive agreement to sell the Sanderson and St Martins Lane hotels. The transaction is expected to close in Q4 2011.

(3)	MHG sold these hotels in May 2011 and continues to manage the hotels pursuant to long-term management agreements.

(4)	MHG began managing this hotel when it opened in February 2011. Statistics are for the period MHG operated the hotel.

(5)	This hotel is not Morgans Hotel Group branded hotel and MHG believes that the hotel operating data for this hotel does not provide a meaningful depiction of the performance of its branded hotels.

(6)
MHG ceased managing this hotel on March 1, 2011. Statistics for the nine months ended September 30, 2011 are for the period MHG managed the hotel. In addition, as customary in the gaming industry, average occupancy and average daily rate for the Hard Rock are presented including rooms provided on a complimentary basis which is not the practice in the lodging industry.

Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.
The Company’s management has historically used adjusted EBITDA (Adjusted EBITDA) when evaluating the operating performance for the entire Company as well as for individual properties or groups of properties because we believe the Company’s core business model is that of an owner and operator of hotels, and the inclusion or exclusion of certain items is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period. As such, Adjusted EBITDA excludes other non-operating expenses (income) that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a direct or indirect fee simple ownership interest. We exclude the following items from EBITDA to arrive at Adjusted EBITDA:
•
Other non-operating expenses (income), such as executive terminations not related to restructuring initiatives, costs of financings, litigation and settlement costs and other items such as proceeds from the sale of condominium units and related costs that relate to the financing and investing activities of our assets and not to the on-going operating performance of our assets, both consolidated and unconsolidated, changes in fair market value of the warrants issued to investors in the Company, and non-cash impairment charges recognized by unconsolidated joint ventures in which the Company is an equity investee;

•
Restructuring, development and disposal costs: these charges primarily relate to losses on asset disposals as part of major renovation projects, the write-off of abandoned development projects resulting primarily from events generally outside management’s control such as the tightening of credit markets, and severance costs related to restructuring initiatives. We believe that these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA.

•
Impairment loss on development projects and hotels and receivables from unconsolidated joint ventures: these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA. To the extent that economic conditions do not continue to improve, we may incur additional non-cash impairment charges related to our assets under development, wholly-owned assets, or our investments in joint ventures. We believe these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results.

•	The EBITDA related to leased hotels to more accurately reflect the operating performance of assets in which we have a direct or indirect fee simple ownership interest;

•
The EBITDA related to hotels reported as discontinued operations to more accurately reflect the operating performance of assets in which we expect to have an ongoing direct or indirect ownership interest; and

•	Stock-based compensation expense, as this is not necessarily an indication of the operating performance of our assets.
We also make an adjustment to EBITDA for hotels in which our percentage ownership interest has changed to facilitate period-over-period comparisons and to more accurately reflect the operating performance of assets based on our actual ownership. In this respect, our method of calculating Adjusted EBITDA has changed from prior quarters, and calculations of Adjusted EBITDA will continue to vary from quarter to quarter to reflect changing ownership interests.
We believe Adjusted EBITDA provides management and our investors with a more accurate financial metric by which to evaluate our performance as it eliminates the impact of costs incurred related to investing and financing transactions. Internally, the Company’s management utilizes Adjusted EBITDA to measure the performance of our core on-going hotel operations and is used extensively during our annual budgeting process. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions, expansion opportunities, and dispositions and borrowing capacity. Adjusted EBITDA is a key metric which management evaluates prior to execution of any strategic investing or financing opportunity.
The Company has historically reported Adjusted EBITDA to its investors and believes that this continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and to evaluate the results of its core on-going operations.
The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to our financial measures under accounting principles generally accepted in the United States, or U.S. GAAP, and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under U.S. GAAP and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.

A reconciliation of net income (loss), the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:
EBITDA Reconciliation
(In thousands)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010

Net loss attributable to Morgans Hotel Group Co.	$(24,819)	$(37,077)	$(68,286)	$(74,108)
Interest expense, net	8,775	8,319	27,783	33,058
Income tax expense	230	420	523	994
Depreciation and amortization expense	4,833	8,173	17,405	23,529
Proportionate share of interest expense from unconsolidated joint ventures	1,863	4,253	6,579	11,624
Proportionate share of depreciation expense from unconsolidated joint ventures	1,599	4,320	5,177	9,931
Proportionate share of depreciation expense of noncontrolling interests in consolidated joint ventures	—	(87)	(183)	(266)
Net loss attributable to noncontrolling interest	(799)	(1,215)	(2,210)	(2,433)
Proportionate share of (loss) income from unconsolidated joint ventures not recorded due to negative investment balances	(5,103)	(5,736)	1,904	(12,139)

EBITDA	(13,421)	(18,630)	(11,308)	(9,810)

Add: Other non operating expense	616	20,299	2,885	35,491
Add: Other non operating expense from unconsolidated joint ventures	17,070	1,783	17,827	9,290
Add: Restructuring, development and disposal costs	2,125	1,064	10,518	2,930
Add: Impairment loss	—	5,499	—	5,499
Less: EBITDA from Clift, a leased hotel	(1,772)	(1,233)	(3,901)	(1,211)
Add: Stock based compensation	1,366	2,304	7,384	8,892
Less: Gain on assets sale	(1,101)	—	(1,721)	—
Less: Loss (income) from hotel ownership changes and discontinued operations	—	36	(485)	(17,379)

Adjusted EBITDA	$4,883	$11,122	$21,199	$33,702

Impact of Asset Sales and Terminated Joint Venture Interests:
Sold Hotels EBITDA (1)	$(696)	$3,593	$2,705	$9,418
Sold Hotels Management Fees — Post-Sale (2)	778	—	1,193	—
Asset to be sold EBITDA (3)	2,040	2,781	6,041	6,537
Hard Rock Hotel & Casino EBITDA (4)	—	435	300	1,612
Hard Rock Hotel & Casino Management Fees (5)	—	2,549	832	7,424

Impact to Adjusted EBITDA, After Asset Sales and Hard Rock	$2,122	$9,358	$11,071	$24,991

(1)
Reflects the EBITDA of Mondrian Los Angeles, Royalton and Morgans, the three hotels sold by the Company in May 2011, through their respective dates of sale. This hotel EBITDA is not reduced by any internal management fees earned prior to the date of sale, as these are eliminated in consolidation. EBITDA recorded in the period after the hotels were sold primarily relates to the restaurant operations at Morgans, which are owned by the Company and were closed for re-concepting in October 2011. An immaterial amount of EBITDA recorded after the hotels were sold relates to post-closing adjustments.

(2)	Reflects the management fees earned by the Company from the date of sale of each hotel through the end of the period.

(3)
Reflects the EBITDA of Sanderson and St Martins Lane, the London hotels the Company manages and owns through a 50/50 joint venture. In October 2011, the joint venture entered into a definitive agreement to sell these hotels. The amounts reflected are the Company’s 50% share of the hotels’ EBITDA.

(4)	Reflects the EBITDA of the hotel for the period the Company had a minority interest. Effective March 1, 2011, the Company no longer had an ownership interest in this hotel.

(5)	Reflects the management fees earned by the Company during the period it operated the hotel. Effective March 1, 2011, the Company ceased managing this hotel.

Hotel EBITDA Analysis (1)
(In thousands, except percentages)

	Three Months			Nine Months
	Ended September 30,		%	Ended September 30,		%
	2011	2010	Change	2011	2010	Change

Hudson (2)	$4,054	4,391	-8%	$8,230	$10,430	-21%
Delano	1,562	1,131	38%	10,700	9,795	9%
Clift	1,772	1,233	44%	3,901	1,211	222%

Owned Comparable Hotels	7,388	6,755	9%	22,831	21,436	7%

Shore Club	(73)	(44)	66%	164	207	-21%
Mondrian South Beach	(253)	(404)	-37%	377	(67)	n/m
Ames	73	151	-52%	103	11	836%

Joint Venture Comparable Hotels	(253)	(297)	-15%	644	151	326%

Owned and Joint Venture Comparable Hotels	7,135	6,458	10%	23,475	21,587	9%

Morgans (3)	(683)	$242	n/m	(837)	637	n/m
Royalton (3)	(33)	302	n/m	221	625	-65%
Mondrian Los Angeles (3)	20	3,049	-99%	3,321	8,156	-59%
St Martins Lane (4)	1,284	1,506	-15%	3,623	3,899	-7%
Sanderson (4)	756	1,275	-41%	2,418	2,638	-8%

Hotels to be Sold and Sold Hotels	1,344	6,374	-79%	8,746	15,955	-45%

Total System-Wide Comparable Hotels	8,479	12,832	-34%	32,221	37,542	-14%

Hard Rock — Joint Venture (5)	—	435	-100%	300	1,612	-81%
Mondrian SoHo — Joint Venture (6)	393	—	n/m	860	—	n/m

		.
Total Hotels	$8,872	$13,267	-33%	$33,381	$39,154	-15%

(1)	For joint venture hotels, represents MHG’s share of the respective hotels’ EBITDA, after management fees.

(2)	The Company estimates that cancellations and direct costs due to Hurricane Irene reduced EBITDA at the hotel during August 2011 by approximately $0.4 million.

(3)
In May 2011, MHG sold these three hotels. Information is for the period MHG owned the hotels, and is not reduced by any internal management fees earned prior to the date of sale, as these are eliminated in consolidation. EBITDA for the periods after the hotels were sold primarily represents food and beverage EBITDA related to those F&B venues at the hotels in which MHG had ownership interest during the period and post-closing adjustments.

(4)
In October 2011, MHG and Walton Street, each 50/50 joint venture partners, entered into a definitive agreement to sell the Sanderson and St Martins Lane hotels. The transaction is expected to close in Q4 2011. Amounts represent MHG’s share of the respective hotels’ EBITDA, after management fees.

(5)	MHG had a minority ownership interest in this hotel until March 1, 2011. Information for the nine months ended September 30, 2011 is for the period MHG had an ownership interest in the hotel.

(6)	This hotel opened in February 2011. Information is for the period the hotel was open.

Owned Comparable Hotel Room Revenue Analysis
(In thousands, except percentages)

	Three Months			Nine Months
	Ended September 30,		%	Ended September 30,		%
	2011	2010	Change	2011	2010	Change

Hudson	$15,827	$15,161	4%	$41,294	$39,636	4%
Delano	4,001	3,384	18%	17,040	15,388	11%
Clift	6,603	5,965	11%	17,601	14,563	21%

Total Owned Comparable Hotels (1)	$26,431	$24,510	8%	$75,935	$69,587	9%

Owned Comparable Hotel Revenue Analysis
(In thousands, except percentages)

	Three Months			Nine Months
	Ended September 30,		%	Ended September 30,		%
	2011	2010	Change	2011	2010	Change

Hudson	$19,500	19,337	1%	$51,781	50,500	3%
Delano	8,313	7,593	9%	34,305	32,373	6%
Clift	9,412	8,540	10%	26,593	23,153	15%

Total Owned Comparable Hotels (1)	$37,225	$35,470	5%	$112,679	$106,026	6%

(1)
Does not include revenue from the three hotels sold in May 2011, Royalton, Morgans or Mondrian Los Angeles, for the period owned during the nine months ended September 30, 2011, as these hotels are no longer Owned Comparable Hotels.

Adjusted EBITDA and Debt Analysis
(In thousands)

	Adjusted
	EBITDA
	Twelve Months
	Ended	Outstanding Debt at
Consolidated Operations	Sept. 30, 2011	Sept. 30, 2011

Hudson, Mortgage Debt and Capital Lease	$15,232	$121,107

Delano, Revolving Line of Credit	14,074	10,000

Management Fees	14,371
Corporate Expenses	(23,809)
Other Debt (1)	—	215,675

Total	$19,868	346,782

Less: Cash		(12,829)

Net Debt		$333,953

(1)	Includes outstanding debt on convertible notes and trust preferred securities and excludes the lease obligation at Clift.

		Proportionate
		Share of
		Adjusted EBITDA	Proportionate
		Twelve Months	Share of
Joint Venture Comparable	Ownership	Ended	Debt
Hotels (1)	Percentage	Sept. 30, 2011	Sept. 30, 2011

Sanderson and St Martins Lane	50%	$9,343	$77,415
Shore Club	7%	175	8,364
Mondrian South Beach	50%	536	43,762
Ames	31%	206	14,173

(1)
Includes information only for System-Wide Comparable Hotels that are owned by joint ventures. Mondrian SoHo, which opened in February 2011, is not included in System-Wide Comparable Hotels. At September 30, 2011, MHG’s proportionate share of third party debt on Mondrian SoHo is $39.2 million.

Balance Sheets
(In thousands)

	September 30,	December 31,
	2011	2010

ASSETS:
Property and equipment, net	$283,811	$291,078
Goodwill	54,057	53,691
Investments in and advances to unconsolidated joint ventures	5,063	20,450
Assets held for sale, net	—	194,964
Investment in property held for non-sale disposition, net	—	9,775
Cash and cash equivalents	12,829	5,250
Restricted cash	7,148	28,783
Accounts receivable, net	8,250	6,018
Related party receivables	5,186	3,830
Prepaid expenses and other assets	7,202	7,007
Deferred tax asset, net	81,421	80,144
Other, net	15,834	13,786

Total assets	$480,801	$714,776

LIABILITIES and STOCKHOLDERS’ DEFICIT:
Debt and capital lease obligations, net	$433,267	$558,779
Mortgage debt of property held for non-sale disposition	—	10,500
Accounts payable and accrued liabilities	32,353	23,604
Debt obligations, accounts payable and accrued liabilities of assets held for sale	—	107,161
Accounts payable and accrued liabilities of property held for non-sale disposition	—	1,162
Distributions and losses in excess of investment in unconsolidated joint ventures	272	1,509

Deferred gain on asset sales	77,792	—

Other liabilities	14,291	13,866

Total liabilities	557,975	716,581

Total Morgans Hotel Group Co. stockholders’ deficit	(85,545)	(12,721)
Noncontrolling interest	8,371	10,916

Total stockholders’ deficit	(77,174)	(1,805)

Total liabilities and stockholders’ deficit	$480,801	$714,776